Vsource® Terminates Merger Agreement
With TEAM America

LA JOLLA, CALIFORNIA - September 26, 2003. Vsource, Inc. (OTCBB: VSCE) reported today that it has terminated its previously announced merger agreement with TEAM America, Inc. (NASDAQ: TMOS). The company cited TEAM America's breaches of representations, warranties, covenants and agreements in the merger agreement and the occurrence of a material adverse effect on TEAM America.

Vsource Chairman and Chief Executive Officer, Phil Kelly said, "We are disappointed that we had to take this unfortunate action, but we believe it was in the best interest of the company, our shareholders and employees. We are still enthusiastic about the operational efficiencies that Vsource can bring to the Professional Employer Organization (PEO) industry and believe there will be other opportunities in this business for us."

About Vsource

Vsource, Inc., headquartered in La Jolla, Calif., provides business process outsourcing (BPO) services under the Vsource Versatile SolutionsTM trade name, to Fortune 500 and Global 500 organizations across the Asia-Pacific region, Europe and the US. Vsource Versatile Solutions include Human Resource Solutions, Warranty Solutions, Sales Solutions, and Vsource Foundation SolutionsTM, which include Financial Services, Customer Relationship Management (CRM) and Supply Chain Management (SCM). Vsource operates shared customer service centers (Vsource Customer Centers) in Malaysia and Japan, and has offices in the United States, Hong Kong, Singapore, and Australia. Vsource clients include ABN AMRO, Agilent Technologies, EMC, Gateway, Haworth, Network Appliance and other Fortune 500 and Global 500 companies.

For more information, visit the Vsource Web site: http://www.vsource.com.

Forward Looking Statements: Some of the statements in this release and other oral and written statements made by us from time to time to the public constitute forward-looking statements. These forward-looking statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance, introduction of services and growth opportunities expected or anticipated to be realized by management. Vsource disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Factors that could cause or contribute to such differences include, but are not limited to, inability to complete our merger with TEAM America, reliance on one client and the expectation that revenues from this client will decline significantly, a potential requirement to redeem our Series 4-A convertible preferred stock if we fail to meet certain conditions by March 31, 2006, our limited experience in the business process outsourcing business, the new and unproven market for business process outsourcing services in the Asia-Pacific region, long cycles for sales of our solutions, complexities involved in implementing and integrating our services, fluctuations in revenues and operating results, economic and infrastructure disruptions, dependence on a small number of vendors and service providers, litigation, and competition. Other factors that may affect these statements are identified in our previous filings with the Securities and Exchange Commission.

Vsource is a registered trademark of Vsource, Inc. Vsource Versatile Solutions and Vsource Foundation Solutions are trademarks of Vsource, Inc.

Fortune, Fortune 500 and Global 500 are registered trademarks of Time Inc. Vsource disclaims any proprietary interest in the marks and names of others.

For further information, please contact Adam Handelsman, adam@handelsman-pr.com, of Handelsman Public Relations, Inc. +1-212-396-4128, for Vsource.